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                                                                   EXHIBIT 10.28

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT ("Agreement") is made and entered into as of this ____ day of ________, 1998, by and between ___________, an individual resident of the State of ___________ ("Employee"), ____________________, a ______________
corporation ("Employer"), a wholly owned subsidiary of RailWorks Corporation ("RailWorks"), a Delaware corporation, and RailWorks Corporation, a Delaware corporation.

                              W I T N E S S E T H:

         WHEREAS, pursuant to a merger that became effective on the date of this Agreement (the "Merger"), Employer became a wholly owned subsidiary of RailWorks;

         WHEREAS, as a condition to the Merger, each of the Employee and Employer agreed to enter into this Agreement;

         WHEREAS, Employer desires to employ Employee, and Employee desires to be employed by Employer, on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         Section 1 Employment.

         Subject to the terms hereof, Employer hereby employs Employee, and Employee hereby accepts such employment. Employee will serve as [INSERT CURRENT TITLE] of Employer or in such other capacity as the Board of Directors of Employer (the "Board of Directors") may hereafter from time to time determine and will have duties and responsibilities customarily assigned to a person with such title within Employer's industry. Employee agrees to devote his full business time and best efforts to the performance of the duties that Employer may assign Employee from time to time.

         Section 2 Term of Employment.

         2.1 The term of Employee's employment hereunder (the "Initial Term") shall be from the date hereof until the earlier of (a) the two year anniversary of the date of this Agreement or (b) the occurrence of any of the following events:

         (i) The death or total disability of Employee (total disability meaning the failure to fully perform his normal required services hereunder for a period of six (6) consecutive months during any consecutive twelve (12) month period during the term hereof, as
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                  determined by an independent medical doctor jointly chosen by the Employee and the Employer), by reason of mental or physical disability; or

         (ii) The termination by Employer of Employee's employment hereunder, upon seven (7) days prior written notice to Employee, for "good cause", as determined by the Board of Directors. For purposes of this Agreement, "good cause" for termination of Employee's employment shall exist (A) if Employee is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement, (B) if Employee has engaged in a dishonest act to the material damage or prejudice of Employer or an affiliate of Employer, or in conduct or activities materially damaging to the property, business, or reputation of Employer or an affiliate of Employer, (C) if Employee violates any of the provisions contained in Section 4 of this Agreement, after receiving written notice from Employer specifically outlining the alleged violations by the Employee of Section 4 hereof and either (1) the Employee fails to stop the alleged behavior which is claimed to be such a breach and within thirty (30) days of receipt by the Employer of such written notice or (2) the Employee prevails in binding arbitration pursuant to the commercial arbitration rules of the American Arbitration Association, which arbitration is commenced by the Employee within thirty (30) days of receipt by the Employer of such notice in accordance with the provision of Section 4.6 hereof; or

         (iii) The termination by the Employee or Employer, upon thirty (30) days written notice to the other party, in the event of a Change of Control of RailWorks (as defined hereinbelow).

                  For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of RailWorks, a corporation owned directly or indirectly by the stockholders of RailWorks or any of their respective affiliates, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of RailWorks representing 50% or more of the total voting power represented by RailWorks' then outstanding securities that vote generally in the election of directors (referred to herein as "Voting Securities"); (B) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors and any new directors whose election by the Board of Directors or nomination for election by RailWorks' stockholders was approved by a vote or at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors; (C) the stockholders of RailWorks approve a merger or consolidation of RailWorks with any other corporation, other than a merger or consolidation (i) which would

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                  result in the Voting Securities of RailWorks outstanding
                  immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50% of the total voting power represented by the Voting Securities of RailWorks or such surviving entity outstanding immediately after such merger or consolidation or (ii) in which 50% or more of the board of directors of the surviving entity is composed of members from the Board of Directors of RailWorks; or (D) the stockholders of RailWorks approve a plan of complete liquidation of RailWorks or an agreement for the sale or disposition by RailWorks of (in one transaction or a series of transactions) all or substantially all of RailWorks' assets.

         (iv) The termination of the Employee by Employee for Good Cause (as defined). "Good Cause" shall be defined as (A) any material and adverse change in the position or duties of the Employee or (B) relocation of the primary office of Employer to a location over 60 miles from its current location (a "Relocation"). RailWorks agrees to reimburse Employee for reasonable moving expenses incurred in connection with the relocation of Employee following any Relocation of Employer.

                  2.2 Successive Terms. After the Initial Term, this Agreement shall continue upon a year-to-year basis (the "Successive Terms"; together with the Initial Term, the "Term") unless terminated by either the Employer or the Employee upon one years' written notice to the other (which notice may not be given until the two year anniversary of this Agreement).

                  2.3 Retirement. Notwithstanding the provisions of Sections 2.1 and 2.2, Employee may retire upon reaching age 65, or any time thereafter, at his or her election, provided that Employee gives Employer and RailWorks six (6) months advance written notice of such election and the date of such retirement.

                  Section 3 Compensation.

                  3.1 Term of Employment. Employer will provide Employee with the following salary, expense reimbursement and additional employee benefits during the term of employment hereunder:

                  (a) Salary. During the Initial Term, Employee will be paid a salary (the "Salary"), that shall be no less than _______ ($_______) per annum, less deductions and withholdings required by applicable law. Thereafter, and during the Successive Terms, Employee will be paid a salary (the "Successive Terms Salary") that shall be commensurate with the duties and responsibilities of the Employee, as determined by a council consisting of the president of each subsidiary of RailWorks on the date of the initial public offering of RailWorks (the "Executive Council") in consultation with a reputable industry consultant and approved by the Board of Directors of RailWorks. The Salary and

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                           Successive Terms Salary shall be paid to Employee in
                           equal monthly installments (or on such more frequent basis as other executives of Employer are compensated). The Salary and Successive Terms Salary shall be reviewed by the Board of Directors of RailWorks on at least an annual basis and may be increased but not decreased as a result of such review.

                  (b) Performance Bonuses. In addition to the Salary and the Successive Terms Salary, the Employee shall have the right to receive from the Employer, and the Employer shall be obligated to pay to the Employee, a performance bonus (the "Performance Bonus") for each fiscal year during the term of this Agreement, equal to the aggregate amount determined by the bonus formulas delineated herein below. Any amount of a Performance Bonus required to be paid to the Employee for a fiscal year during the term of this Agreement shall be paid by the Employer in the first pay period of the Employer immediately following the finalization of the accounting audit for financial accounting purposes of the Employer for the preceding fiscal year but in all events by March 31 of the year immediately following the end of the fiscal year for which such Performance Bonus is attributable.

                           Employee shall have the option, with regard to any amount due to him as part of the Performance Bonus, to direct RailWorks to make distribution of all or any part of such bonus to any employee or employees of Employer, or any entity established solely for the benefit of such employee or employees, as determined in the Employee's sole discretion. At least thirty
                           (30) days prior to the intent to distribute such bonus, RailWorks shall advise the Employee in writing of the amount due the Employee under the bonus pool and the Employee shall have ten (10) days from such date in which to advise RailWorks in writing of his intent to distribute all or any portion of such bonus to any such person. In the event of such written notification, RailWorks hereby agrees to so distribute the bonus. Absent such written notification, the bonus shall be payable in full to the Employee as described herein.

                           The formulas to determine a Performance Bonus for any fiscal year during the term of this Agreement shall be as follows:

                           (i) For each fiscal year of RailWorks, a portion of the bonus pool (the "First Bonus Pool") as determined by the Board of Directors of RailWorks, as set forth in this section. The First Bonus Pool will consist of four (4) percent of pre-tax income (computed before performance or other periodic bonuses for any of the employees of RailWorks and any of its consolidated subsidiaries) on a consolidated basis for financial accounting based upon applying generally accepted accounting principles and generally accepted auditing


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                                    standards on a consistent basis. This bonus
                                    shall be calculated by the independent
                                    certified public accountant regularly
                                    employed by RailWorks (the "CPA") applying such generally accepted accounting principles and generally accepted auditing standards on a consistent basis. The Employer's portion ("Employer First Bonus Pool") of the First Bonus Pool (i) for the first year of the Term, shall be equal to ____% [BASED ON THE % OF THE DIVISION FORMULA] and (ii) for all successive years, shall be equal to the percentage of the Employer's contribution to the operating income of RailWorks, as determined by the CPA. The First Bonus Pool shall be allocated as designated by the Board of Directors of Employer.

                                    Plus

                           (ii) For each fiscal year of RailWorks, a portion of the bonus pool (the "Second Bonus Pool") as determined by the Board of Directors of RailWorks, as set forth in this section. The Second Bonus Pool For each fiscal year of RailWorks will consist of five (5) percent of the excess of (a) the consolidated after tax net income of RailWorks and its consolidated subsidiaries for a fiscal year, computed by the CPA applying generally accepted accounting principles and generally accepted auditing standards on a consistent basis over (b) the Wall Street Estimate (as hereinafter defined) for such fiscal year. For purposes of this subsection (ii)(b), Wall Street Estimate for a fiscal year shall mean the simple arithmetical average of the consolidated earnings per share estimates for a fiscal year of RailWorks and its consolidated subsidiaries in the possession of First Call on the Determination Date (as hereinafter defined), translated by the CPA into the equivalent consolidated after tax net income of RailWorks and its consolidated subsidiaries for such fiscal year. For purposes of this subsection (ii)(b), the Determination Date shall mean the date of this Agreement and thereafter shall be the first day of the fiscal year for which such computation applies. This bonus shall be calculated by the CPA applying such generally accepted accounting principles and generally accepted auditing standards on a consistent basis. The Employer's portion ("Employer Second Bonus Pool") of the Second Bonus Pool (i) for the first year of the Term, shall be equal to ____% [BASED ON THE % OF THE DIVISION FORMULA] and (ii) for all successive years, shall be equal to the percentage of the Employer's contribution to the operating income of RailWorks, as determined by the CPA. The Second Bonus Pool shall be allocated as designated by the Board of Directors of Employer.


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                  (c)      Discretionary Bonus. The Board of Directors may, from
                           time to time, award the Employee an additional discretionary bonus based upon such factors as the Board of Directors deems appropriate. The Employer shall have no entitlement to such a discretionary bonus until and unless so awarded by the Board of Directors.

                  (d) Vacation. Employee shall receive four (4) weeks vacation time per calendar year during the term of this Agreement in addition to customary holidays afforded employees of RailWorks. Any unused vacation days in any calendar year may not be carried over to subsequent years.

                  (e) Expenses. Employer shall reimburse Employee within thirty (30) days of its receipt of a reimbursement report from the Employee, for all reasonable and necessary expenses incurred by Employee at the request of and on behalf of Employer or RailWorks.

                  (f) Benefit Plans. Employee shall have the option of participating in such medical, dental, disability, hospitalization, life insurance, stock option and other benefit plans (such as pension and profit sharing plans) as Employer maintains from time to time for the benefit of other employees of Employer, on the terms and subject to the conditions set forth in such plans.

                  3.2 Effect of Termination. Except as hereinafter provided, upon the termination of the employment of Employee hereunder for any reason, Employee shall be entitled to all compensation and benefits earned or accrued under Section 3.1 as of the effective date of termination (the "Termination Date"), but from and after the Termination Date no additional compensation or benefits shall be earned by Employee hereunder. Except upon termination by the Employer or RailWorks of the employment of the Employee pursuant to the provisions of Section 2(ii) hereof, Employee shall be deemed to have earned any Bonus payable with respect to the calendar year in which the Termination Date occurs on a prorated basis (based on the number of days in such calendar year through and including the Termination Date divided by 365). Any such Bonus shall be payable on the date on which the Bonus would have been paid had Employee continued his employment hereunder. In addition, the Employee and his eligible dependents shall be entitled to receive at the sole cost of the Employer (A) the health insurance benefits generally made available to persons in similar positions within RailWorks for a period of twelve (12) months following the Termination Date (the "Continuation Period") and following such time period, the Employee shall be entitled to all rights afforded to him under the Federal Omnibus Reconciliation Act ("COBRA") to purchase continuation coverage of such health insurance benefits for himself and his dependents for the maximum period permitted by law, and the employee shall be deemed to have elected to exercise his rights under Cobra as of the first day of the Continuation Period, and (B) the life insurance benefits generally made available to persons in similar positions within RailWorks for the period of the Continuation Period. Notwithstanding any of the foregoing, in the event that the employment of Employee is terminated by Employer (A) pursuant to Section 2.1(iii) or 2.1(iv) or (B) for any reason


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that is not set forth in Section 2.1 and that is unrelated to the performance of the duties of Employee in a manner reasonably satisfactory to RailWorks, Employer shall pay as severance pay to Employee a lump sum payment in an amount equal to Fifty Thousand Dollars ($50,000). Such payment shall be made to the Employee within thirty (30) days of the Termination Date.

                  (i) Upon termination of this Agreement pursuant to the provisions of Sections 2.1 (i), (iii) or (iv) hereof, any stock grants or options previously awarded to the Employee, either by this Agreement or otherwise, shall fully and completely vest and the Employee shall be able to retain or obtain as the case may be, such stock, as though there was no vesting period or criteria of any kind or nature, with respect to such stock. If stock options have previously been awarded to the Employee, notwithstanding any terms and conditions of such award or any plan pursuant to which such stock options were awarded, the Employee or his authorized representative shall have a period of three (3) months from the Termination Date to exercise any or all of such stock options and acquire for his own benefit the shares of stock covered by such stock options.

                  (ii) Upon termination of the Agreement pursuant to the terms of Section 2.1 (ii) hereof, all granted but unvested, at the Termination Date, stock grants and/or options shall be forfeited upon such termination; provided that the Employee shall be able to retain or exercise any rights for a period of one (1) month after the Termination Date, notwithstanding the terms and provisions of such stock options awarded or the plan under which they were awarded, with respect to any shares of stock granted or shares of stock covered by stock options that have fully vested as of the Termination Date.

                  Section 4 Noncompetition and Nonsolicitation During
Employment.

                  4.1 Definitions. For the purposes of this Section 4, the following definitions shall apply.

                       (a) "Company Activities" means the business of
                           construction and maintenance of railway beds and tracks; construction and maintenance of elevated rail systems and structures; construction and maintenance of railway switching and signaling equipment, distributorships and supply in the field of rail and railway construction materials; distributorships and supply in the field of electromechanical controls for use in the railroad industry, namely, railway switching equipment and railway signaling equipment; and design for others in the field of railroad industry, namely, engineering design of rail and railway related structures and equipment.

                       (b) "Competitor" means any business, individual,
                           partnership, joint venture, association, firm, corporation or other entity, other than the RailWorks or Employer or their affiliates or subsidiaries, engaged, wholly or partly, in Company Activities.


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                       (c) "Competitive Position" means (i) having any financial
                           interest in a Competitor, including but not limited to, the direct or indirect ownership or control of all or any portion of a Competitor, or acting as a partner, officer, director, principal, agent or trustee of any Competitor or (ii) engaging in any employment or independent contractor arrangement, business or other activity with any Competitor whereby Employee will serve such Competitor in any senior managerial capacity.

                       (d) "Confidential Information" means any confidential,
                           proprietary business information or data belonging to or pertaining to RailWorks or Employer that does not constitute a "Trade Secret" (as hereinafter defined) and that is not generally known by or available through legal means to the public, including, but not limited to, information regarding RailWorks' or the Employer's customers or actively sought prospective customers, acquisition targets, suppliers, manufacturers and distributors gained by Employee as a result of his employment with Employer.

                       (e) "Customer" means actual customers or actively sought
                           prospective customers of RailWorks or Employer.

                       (f) "Territory" means the area within a one hundred (100)
                           mile radius of any corporate office or job site of RailWorks or any of its subsidiaries, affiliates or divisions.

                       (g) "Trade Secrets" means information or data of or about
                           RailWorks or Employer, including but not limited to technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, products plans, or lists of actual or potential customers, clients, distributees or licensees, information concerning RailWorks' or Employer's finances, services, staff, contemplated acquisitions, marketing investigations and surveys, that are not generally known to, and/or are not readily ascertainable by proper means by, other persons.

                       (h) "Work Product" means any and all work product
                           property, data documentation or information of any kind prepared, conceived, discovered, developed or created by Employee for RailWorks or its subsidiaries or affiliates, or any of RailWorks' or its affiliates' clients or customers for utilization in Company Activities, not generally


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                           known by or not readily ascertainable by proper means
                           by other persons who can obtain economic value from their disclosure or use.

                 4.2   Trade Name and Confidential Information.

                       (a) Employee hereby agrees that (i) with regard to each
                           item constituting all or any portion of the Trade Secrets and Confidential Information, at all times during the Term:

                           (i) Employee shall not, directly or by assisting others own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected in any manner with, any business conducted under any corporate or trade name of Employer or name confusingly similar thereto, without the prior written consent of RailWorks;

                           (ii) Employee shall hold in confidence all Trade Secrets and all Confidential Information and will not, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, appropriate or otherwise communicate any Trade Secrets or Confidential Information, without the prior written consent of RailWorks; and

                           (iii) Employee shall immediately notify RailWorks of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Employee becomes aware. Employee shall assist RailWorks, to the extent necessary, in the procurement or any protection of RailWorks' or Employer's rights to or in any of the Trade Secrets or Confidential Information.

                       (b) Upon the request of RailWorks or Employer, Employee
                           shall deliver to Employer all memoranda, notes, records, manuals and other documents, including all copies of such materials and all documentation prepared or produced in connection therewith, pertaining to the performance of Employee's services hereunder or RailWorks' or Employer's business or containing Trade Secrets or Confidential Information, whether made or complied by Employee or furnished to Employee from another source by virture of Employee's employment with Employer.

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